Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports Strong Growth and Profits in

2010 Fourth Quarter

Quarterly Profit increases 62% as Sales and Gross Margins Strengthen

Record Operating Income and Strong Cash Generation for the Year

Mountain View, Calif. - March 3, 2011…IRIDEX Corporation (Nasdaq: IRIX) today reported that growing demand for new products and consumables drove sales and improved financial results for the fourth quarter ended January 1, 2011.

•	Diluted earnings increased 62% to $0.8 million or $0.08 per share, up from $0.5 million or $0.05 per diluted share reported in the fourth quarter 2009.

•	Total sales increased to $12.2 million in the 2010 fourth quarter, up 6% from the $11.6 million in the prior year period.

•	Gross margin was 48.2%, up from 45.6% in the prior year period.

•	Operating expenses were $4.7 million comparing favorably on a percentage basis from both prior year and prior quarter periods as expenses remained well controlled.

•	$1.9 million in cash generated for the quarter.

•	Management reaffirmed its goal of growth from existing ophthalmology business lines being at least 10 percent for 2011, with any growth from acquisitions additive to that rate.

•

Guidance for first quarter of fiscal year 2011: normal Q1 seasonality should result in revenue between $10.6 million and $10.9 million, gross margins between 46% and 49% and operating expenses between $4.5 million and $4.7 million.

“We had an excellent fourth quarter. Excluding OEM revenue, our ophthalmology business grew 14% from $7.8 million in the fourth quarter 2009 to $8.9 million in the 2010 period driven by both increased equipment and consumable sales,” stated Theodore A. Boutacoff, President and CEO. “We had our best quarter to date for sales of our recently introduced IQ577 and have seen increased and broader interest in our MicroPulseTM technology, which customers are using to perform tissue sparing laser photocoagulation.”

Diluted earnings for fiscal 2010 increased 18% to $3.0 million, or $0.30 per diluted share, from $2.6 million, or $0.26 per diluted share, for fiscal 2009. For fiscal 2010, total sales were $43.7 million, up modestly from the $43.2 million in fiscal 2009. Gross profits and operating expenses were also slightly higher in 2010 over the prior year.

“We achieved a record $2.8 million operating income for the year and maintained excellent cash generation. We started the year with $3.5 million in debt and $9.4 million in cash and closed the year with no debt and $9 million in cash. Having executed a difficult financial and operational turnaround over the past 2 years, we enter 2011 with increased financial strength and important new technologies available to market. That improved operating platform positions us well to now accelerate growth through executing our strategy of organic initiatives supplemented by smart acquisitions,” continued Mr. Boutacoff.

2010 Business Highlights

•	Acquired ophthalmology products from RetinaLabs – first acquisition as part of strategy to broaden consumable product portfolio.

•	First commercial shipment of IQ532 laser system – second new laser based on common platform introduced within one year of launch of IQ577 laser system.

•

Publication of study demonstrating IRIDEX MicroPulse laser effectively treats eyes with diabetic macular edema with results showing improved retinal sensitivity to standard laser treatment – growing body of evidence in support of clinical benefits of performing tissue sparing laser photocoagulation.

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Granted U.S. Patent for MicroPulse Technology – MicroPulse Technology provides the ophthalmologist with fine dose control of laser energy during eye surgery, giving IRIDEX a competitive advantage in developing tissue sparing laser systems.

•	IRIDEX began shipment of extended EndoProbe device family to Japan - another step in our global strategy of growing our consumable instrumentation product revenues.

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First commercial shipment of adjustable and intuitive EndoProbe® - the Adjustable Laser Probe speeds up treatments by allowing continuous adjustment of the optical fiber over a wide range of angles for full coverage of the peripheral retina without requiring removal and reinsertion of the probe from the eye.

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Granted U.S. Patent for adjustable laser probe for eye surgery - demonstrates our continued focus on ways to increase the value of our consumable instrumentation line by offering novel and creative product solutions to our ophthalmology customers.

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Received CE approval for consumable products – products acquired as part of the RetinaLabs acquisition completed earlier in the year can now be sold in a number of overseas markets through IRIDEX’s distribution channels.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, March 3, 2011 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-0844 (U.S.) or (480) 629-9645 (International) and quoting Conference ID 4414639, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, March 3, 2011 through Wednesday, March 9, 2011 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4414639. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s strategic plans, growth initiatives, new products and projected 2011 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and our Quarterly Report on Form 10-Q for the third quarter ended October 2, 2010, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation Condensed Consolidated Statements of Operations (In thousands, except per share data) (unaudited)
	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
Revenues	$12,228	$11,563	$43,694	$43,212
Cost of revenues	6,335	6,289	22,791	22,939

Gross profit	5,893	5,274	20,903	20,273

Operating expenses:
Research and development	901	974	3,814	3,609
Sales and marketing	2,820	2,507	9,804	9,273
General and administrative	998	1,006	4,488	4,873

Total operating expenses	4,719	4,487	18,106	17,755

Income from operations	1,174	787	2,797	2,518
Legal settlement	—	—	800	800
Interest and other expense, net	(29)	(40)	(78)	(237)

Income before income taxes	1,145	747	3,519	3,081
Provision for income taxes	308	230	473	496

Net income	$837	$517	$3,046	$2,585

Net income per share - basic	$0.09	$0.06	$0.34	$0.29
Net income per share - diluted	$0.08	$0.05	$0.30	$0.26

Shares used in computing net income per share - basic	8,982	8,847	8,943	8,840
Shares used in computing net income per share - diluted	10,200	9,928	10,134	9,940

IRIDEX Corporation Condensed Consolidated Balance Sheets (In thousands) (unaudited)
	January 1, 2011	January 2, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,014	$9,378
Accounts receivable, net	7,526	7,482
Inventories, net	9,212	8,999
Prepaids and other current assets	620	470

Total current assets	26,372	26,329
Property and equipment, net	360	486
Other long-term assets	218	323
Other intangible assets, net	1,797	1,153
Goodwill	473	0

Total assets	$29,220	$28,291

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,981	$1,872
Bank line of credit	0	3,520
Accrued compensation	2,304	2,171
Accrued expenses	1,822	1,983
Accrued warranty	956	1,165
Deferred revenue	2,134	2,405

Total current liabilities	9,197	13,116

Long Term Liabilities:
Other long-term liabilities	596	149

Total liabilities	9,793	13,265

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	41,168	39,820
Accumulated other comprehensive loss	(205)	(212)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(21,200)	(24,246)

Total stockholders’ equity	19,427	15,026

Total liabilities and stockholders’ equity	$29,220	$28,291